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                              NON-COMPETITION AGREEMENT


    THIS NON-COMPETITION AGREEMENT ("Agreement") is made effective as of the 14th day of July, 1997, by and between Prospect Medical Group, Inc., a California professional corporation ("Purchaser"), and Melvin L. Reich, D.O. ("Physician"). All capitalized terms used herein and not otherwise expressly defined shall have the same meanings set forth in the Stock Purchase Agreement.


                                   R E C I T A L S


           A. Purchaser is developing an integrated delivery system, a key component of which is a strong network of physicians who can provide the necessary professional medical services to payors in a designated geographic area.

           B. To build the physician component of its integrated delivery systems, Purchaser provides a range of alternative services to and relationships with physicians including the recruitment of physicians to a designated geographic area, the management of physician practices, the acquisition of assets and/or physician practices, the consolidation of physician practices, the formation of medical groups, the establishment of outpatient clinics, etc.

           C. Physician owns all of the issued and outstanding capital stock of the Santa Ana/Tustin Physicians Group, Inc. ("Company").

           D. Physician is selling to Purchaser and Purchaser is purchasing from Physician all of Physician's stock in Company ("Stock") pursuant to that certain Agreement for the Purchase and Sale of Stock ("Stock Purchase Agreement") of even date herewith, by and among Purchaser, Company and Physician.

           E. Purchaser desires to purchase the Stock pursuant to Purchaser's goal of developing an integrated delivery system.

           F. Physician will benefit from the sale of the Stock to Purchaser.

           G. As conditions to the Closing of the Stock Purchase Agreement, Physician shall have entered into an agreement in the form of this Agreement to be delivered to Purchaser, and shall have entered into an Employment Agreement with Purchaser.



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    NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.  PHYSICIAN'S COVENANTS.

    1.1 As a material inducement to Purchaser to enter into the Stock Purchase Agreement and except as set forth herein, or as permitted under the Employment Agreement between Physician and Purchaser, Physician shall not (directly or indirectly through any business, enterprise, venture, partnership, corporation or any other entity controlled directly or indirectly by Physician whether alone or as a partner, stockholder, creditor or otherwise) in the Service Area described in Section 4 below:

           A.     During the term of Physician's employment with Company,

                  (i) practice medicine, or engage, participate, aid, assist, or hold any interest in any business or provision of any service which is, or as of Physician's engagement or participation, would become, competitive with any aspect of Purchaser's or any of Purchaser's Affiliates' outpatient or other healthcare services;

                  (ii) sell, transfer, assign or otherwise permit another party to benefit from, any remaining goodwill attributable to Physician based upon the provision of physician services by or through Physician;

                  (iii) engage or contract (other than with Purchaser or any of Purchaser's Affiliates) for the provision of any management services to Physician or any physician employed or under contract to Physician (as applicable) which are the same as or substantially similar to any of the services that Purchaser furnishes;

                  (iv) commit any other act or assist others to commit any other act which might injure the business of Purchaser or Purchaser's Affiliates;

           B. During the term of Physician's employment with Company and for a period of two (2) years thereafter,

                  (i) solicit or assist any other person to solicit any business relating to a competing line of business (other than for Purchaser or any of its affiliates) from any present or potential customer (including all third party payors) of Physician, Seller, Purchaser, or any of their affiliates;

                  (ii) directly or indirectly employ, contract, solicit or encourage any employee or other person under contract with Purchaser or any of its Affiliates to leave the employ of any such entity, except pursuant to the terms of the Stock Purchase Agreement; and


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                  (iii)  directly or indirectly solicit, request, advise, or encourage any present or future supplier, customer, patient or employee of Purchaser or its Affiliates (including practices managed by Purchaser) to withdraw, curtail, disenroll, or become enrolled with another provider of health care, or cancel its business dealings with Purchaser or its affiliates, or take any actions that might impair the relations of Purchaser or any of its affiliates and their respective suppliers, customers, employees or others.

    1.2 If any term or provision of this Section is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provision or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken from this Agreement, in accordance with the provisions of this Section, then the stricken provision shall automatically be replaced to the extent possible, with a legal, enforceable and valid provision which is as similar in tenor to the stricken provision as is legally possible.

2. CONFIDENTIALITY. From and after the Closing Date, Physician shall keep secret and retain in strictest confidence, and shall not use for the benefit of any other party, except for Purchaser or any of Purchaser's Affiliates, trade secrets known to Physician relating to the business and operations of Physician, Seller, Purchaser or any of their affiliates, including without limitation, customer lists, utilization data, patient records, business acquisition plans, relating to the business and operations of Physician, Seller, Purchaser or any of their affiliates learned by Physician before or after the date of this Agreement, and shall not disclose them to anyone outside of Purchaser and its Affiliates, provided however, that this section shall not apply to information in the public domain or to information that is sought from Physician pursuant to subpoena or court order (but Physician must provide notice to Purchaser or its Affiliates in order for them to contest such subpoenas or court orders).

3. PHYSICIAN'S REPRESENTATION. Physician specifically acknowledges, represents, and warrants that (i) Physician's covenants set forth in this Agreement are being purchased in connection with the sale of the Stock to Purchaser, (ii) such covenants are reasonable and necessary to protect the legitimate interests of Purchaser, and (iii) Purchaser would not have entered into the Stock Purchase Agreement in the absence of such restrictions. Physician acknowledges that this Agreement is subject to all representations, warranties and covenants in the Stock Purchase Agreement.

4. SERVICE AREA. The Service Area to which Physician's covenants in Section 1 applies is set forth in Exhibit A attached hereto.

5. TERM. Except for the provisions contained in Section 1.1.B, the term of this Agreement commences as of the day and year first above written and terminates upon the earlier to occur of:

           (i) the termination of Physician's employment under the Employment Agreement; or


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           (ii)   the date on which the Stock Purchase between Purchaser and
Physician is terminated due to a "Jeopardy Event" as defined in Section 10.1 of the Stock Purchase Agreement; or

           (iii) the date upon which Employer is in material default of any of Employer's obligations under its Employment Agreement with Physician or the Stock Purchase Agreement, and Physician terminates the Employment Agreement as a result of such material breach. In the event of termination of Physician's Employment Agreement by Physician for cause, as set forth therein, Employer shall be required to pay to Physician the remaining compensation and benefits owed under the Employment Agreement at such times as if the Employment Agreement were still in full force and effect.

6.  MISCELLANEOUS.

    A. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Agreement or the rights, interests or obligations hereunder. Any assignment or delegation in contravention of this Section shall be null and void.

    B. MEDICAL STAFF PRIVILEGES. Nothing in this Agreement is intended to prohibit Physician from maintaining professional staff membership or clinical privileges at any acute care hospital or other health facility licensed to provide patient care for stays in excess of twenty-four (24) hours, so long as maintaining such privileges does not in any manner result in Physician competing with Employer in the Service Area.

    C. COUNTERPARTS. This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

    D. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Stock Purchase Agreement.

    E. STOCKHOLDER IN PUBLIC COMPANY. Notwithstanding any provision to the contrary, nothing contained herein shall prevent Physician from purchasing or otherwise acquiring equity securities of a company that has a class of securities traded on a national securities exchange whose business competes with that of the Company, so long as Physician's ownership of such securities does not exceed one percent (1%) of the total outstanding shares of such competitive company.

    F. AMENDMENT. This Agreement may not be amended except in writing and as executed by all parties.


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    G.     TIME OF ESSENCE.  Time is expressly made of the essence of this
Agreement and each and every provision hereof of which time of performance is a factor.

    H. NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

           If to Physician:     Melvin L. Reich, D.O.
                                4603 Seashore Drive
                                Newport Beach, California 92663

           With copy to:        George Wall, Esq.
                                Palmieri, Tyler, Wiener, Wilhelm and Waldron
                                2603 Main Street, Suite 1300
                                Irvine, California 92714

           If to Purchaser:     Gregg DeNicola, M.D.
                                Prospect Medical Group, Inc.
                                18200 Yorba Linda Blvd., Suite 409
                                Yorba Linda, California 92686

           With copy to:        Dale S. Miller, Esq.
                                Miller & Holguin
                                1801 Century Park East, Suite 700
                                Los Angeles, CA 90067

    I. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

    J. SEVERABILITY. If any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nevertheless continue in full force and effect and shall not be invalidated or rendered unenforceable or otherwise adversely affected, unless such invalidity or unenforceability would defeat an essential business purpose of this Stock Purchase Agreement. Without limiting the generality of the foregoing, if the provisions of this Agreement shall be deemed to create a restriction which is unreasonable as to either duration or geographical area, or both, the parties agree that the provisions of this Agreement shall be enforced for such duration and in such geographical area as any court of competent jurisdiction may determine to be reasonable.

    K. ARBITRATION. The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the


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confidential nature of certain aspects of their relationship.  Accordingly, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as set forth below.

           (i) All disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof, shall be resolved exclusively by arbitration in accordance with the provisions of this Section K. Either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought, and attaching a copy of this Section to the demand.

           (ii) The parties stipulate to arbitration before a single, mutually agreed upon arbitrator sitting on the Los Angeles, California Judicial Arbitration Mediation Services (JAMS) panel. In the event that the parties are unable to agree upon the person chosen as arbitrator within 30 days of the demand for arbitration, the arbitrator shall be selected in the sole discretion of the JAMS administrator. The arbitrator shall be a member of the California bar.

           (iii) The parties shall share all costs of arbitration. The prevailing party shall be entitled to reimbursement by the other party of such party's attorneys' fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

           (iv) The substantive law of the State of California shall be applied by the arbitrator. All proceedings in arbitration shall be in accordance with the California Code of Civil Procedure, as amended, and the parties shall have the right to legal discovery in any matter submitted to arbitration in satisfaction of California Code of Civil Procedure Section 1283.05, as permitted by California Code of Civil Procedure Section 1283.1(b).

           (v) Arbitration shall take place in Los Angeles, California unless the parties otherwise agree. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

           (vi) All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator's judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

           (vii) Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar equitable relief.

           (viii) The decision and award of the arbitrator shall be kept confidential by the


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parties to the greatest extent possible.  No disclosure of such decision or award shall be made by the parties except as required by law or as necessary or appropriate to effect the enforcement thereof.

           (ix) Should either Employer or Physician institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first written above.

                                       "Purchaser"
                                       PROSPECT MEDICAL GROUP, INC.


                                       By:    /s/ Gregg DeNicola
                                              --------------------------------
                                              Gregg DeNicola, M.D., President


                                       "Physician"


                                       By:    /s/ Melvin L. Reich
                                              --------------------------------
                                              Melvin L. Reich, D.O.



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                                      EXHIBIT A

                             TO NON-COMPETITION AGREEMENT


     The Service Area referred to in Section 4 of the Non-Competition Agreement shall be the fifteen (15) mile radius surrounding the following facility addresses:

                               999 North Tustin Avenue,
                               Suite 120
                               Santa Ana, CA 92680

                               18200 Yorba Linda Blvd.,
                               Suites 102, 104, 108, 401, 409
                               Yorba Linda, CA 92686

                               23961 Calle De La Magdalena,
                               Suite 517
                               Laguna Hills, CA 92653-3656

                               1001 East Chapman Avenue,
                               Suite A
                               Fullerton, CA 92635

                               17021 Yorba Linda Boulevard,
                               Suite 70 and Suite 200
                               Yorba Linda, CA 92686

                               13372 Newport Avenue,
                               Suites H, I, J
                               Tustin, CA 92680